The information in this preliminary prospectus supplement is not complete any may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer to sale is not permitted.
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

Subject to Completion. Dated April 20, 2007.
Prospectus Supplement to the Prospectus dated December 5, 2006 and the Prospectus Supplement dated December 5, 2006 — No. 631

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $ Index-Linked Notes due 2037 (Linked to the S&P GSCI™ Enhanced Commodity Total Return Strategy Index)

        The amount that you will be paid on your notes on the stated maturity date will be based on the performance of the S&P GSCI™ Enhanced Commodity Total Return Strategy Index, as measured during the period beginning on the trade date (        , 2007) through the determination date (expected to be five trading days prior to the stated maturity date, subject to postponement due to market disruption events). The stated maturity date will be determined on the trade date and is expected to be 30 years after the original issue date.

        Unless your notes have been redeemed earlier, on the stated maturity date we will pay you an amount in cash based on the performance of the index, minus applicable investor fees.

•	First, we will multiply the face amount of your notes by the index factor (as calculated on the determination date).
The index factor is an amount calculated, for any day, by dividing the closing level of the index on that day by the initial index level (the closjng level of the index on the trade date).

•	Second, we will take the result from the first bullet and subtract the investor fees (calculated for the period from but excluding the trade date to and including the determination date). The amount payable on your notes so calculated will never be less than zero.
The investor fees are determined on a daily basis, as described in more detail herein, and will be based on a 1.25% yearly rate times the face amount of your notes times the index factor for the applicable date.

        You may elect to have us redeem your notes in whole or in part on any weekly redemption date, but only if you elect to redeem a minimum of 50,000 notes.

•	The redemption date will be the third business day following latest weekly valuation date (other than , 2037, which is the final valuation date).
•	The valuation date will be each Thursday from and excluding the original issue date to and including the final valuation date, subject to postponement due to market disruption events or non-trading days.
In order to properly designate your notes for redemption on a redemption date, you must send a notice of redemption to us via email in advance of the relevant valuation date and follow any other procedures described in this prospectus supplement. If you fail to comply with these procedures, your notice will be deemed ineffective.

        If you elect to redeem any notes, then on the applicable valuation date (and in lieu of any amounts payable with respect to such notes on the stated maturity date), we will pay you an amount in cash equal to the redemption value for the applicable valuation date, which will be determined as follows:

•	First, we will multiply the face amount of your notes being redeemed by the index factor for the applicable valuation date.
•	Second, we will take the result from the first bullet and subtract the investor fees (calculated for the period from but excluding the trade date to and including the applicable valuation date). The amount payable on your notes so calculated will never be less than zero.

        You could lose all or a substantial portion of your investment in your notes. In addition, you will not be paid any interest. Because the investor fees reduce the amount of your return at maturity or upon redemption, the level of the index must increase significantly for you to receive at least the face amount of your notes at maturity or upon redemption. Furthermore, the amount you will receive will depend on the index level on the determination date or applicable valuation date relative to the initial index level, even if the level is higher at other times during the life of your notes. However, since the investor fees for your notes will be calculated based on the daily index level over the term of your notes, higher index levels on any date prior to the determination date or the applicable valuation date will result in higher investor fees and lower return for your notes.

        Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-21.

        Your investment in the notes involves certain risks. You should read “Additional Risk Factors Specific to Your Notes”on page S-14.

Original issue date (settlement date): , 2007	Original issue price: % of the face amount
Underwriting discount: 0.10% of the face amount amount	Net proceeds to the issuer: 99.90% of the face

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

        Standard & Poor’s® and S&P® are registered trademarks of The McGraw-Hill Companies, Inc. and GSCI™ is a trademark of The McGraw-Hill Companies, Inc. and have been licensed for use by Goldman, Sachs & Co. The offered notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation, warranty or condition regarding the advisability of investing in the offered notes.

Goldman, Sachs & Co.

Prospectus Supplement dated               , 2007

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-21. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Index: S&P GSCI™ Enhanced Commodity Total Return Strategy Index (Bloomberg: “SPGSCISI”)

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $50 or integral multiples of $50 in excess thereof; $       in the aggregate for all the offered notes

Amount payable on your notes:

•	With respect to your notes that have not been redeemed, we will pay you an amount in cash, if any, on the stated maturity date, equal to the greater of (i) zero and (ii) the result of (1) the product of the outstanding face amount of your notes times the index factor for the determination date minus (2) the investor fees for the determination date; no amount will be paid on any other date, and
•	with respect to your notes that have been properly designated for redemption, we will pay you an amount in cash, if any, on the applicable redemption date, equal to the greater of (i) zero and (ii) the redemption value for the applicable valuation date; no amount will be paid on the stated maturity date or any other date with respect to the notes that have been so redeemed

Index factor: on any given day, the quotient of the closing level of the index on such day divided by the initial index level

Initial index level: to be determined on the trade date

Final index level: the closing level of the index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” on page S-22 and subject to adjustment as provided under “— Discontinuance or Modification of the Index” on page S-23

Valuation index level: on any given valuation date, the closing level of the index on such valuation date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” on page S-23 and subject to adjustment as provided under “— Discontinuance or Modification of the Index” on page S-24

Closing level of the index: the official closing level of the index or any successor index published by the index sponsor at the regular weekday close of trading on the primary trading facilities for the commodity futures contracts underlying the index

Investor fees: on any given day, the sum of the daily investor fees, calculated daily from and excluding the trade date to and including such day

Daily investor fees: on any given day, the amount in cash, equal to the result of the yearly fee of 1.25% times the face amount of the notes times the index factor for such day (or, if such day is not a trading day, the index factor for the immediately preceding trading day) divided by 365

Redemption value: on any given valuation date, an amount in cash, if any, equal to the greater of (i) zero and (ii) the result of (1) the product of the face amount of your notes being redeemed times the index factor for such valuation date minus (2) the investor fees for such valuation date

Trade date:           , 2007

Stated maturity date (to be determined on the trade date): expected to be thirty years after the original issue date, unless postponed as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-22

Determination date (to be determined on the trade date): expected to be five trading days prior to the stated maturity date, unless postponed as described under “Specific Terms of Your Notes — Determination Date” on page S-22

Redemption date: for any given valuation date other than the final valuation date, the third business day following such valuation date

Valuation date: each Thursday that falls within the period from and excluding the original issue date to and including the final valuation date, unless postponed as described under “Specific Terms of Your Notes — Valuation Date” on page S-23

Final valuation date (to be determined on the trade date):           , 2037

Business day: as described on page S-26

Trading day: as described on page S-26

Redemption right; notice of redemption: the holder has the right to redeem the notes in whole or in part (but only if such holder elects to redeem a minimum of 50,000 notes) prior to the expiration of the redemption right as described under “Specific Terms of Your Notes — Redemption Right — Expiration of Redemption Right” on page S-26. A notice of redemption must be given on a business day, via email, to us in accordance with procedures described under “Specific Terms of Your Notes — Redemption Right” on page S-25. If you fail to comply with these procedures, your notice will be deemed ineffective. A redemption is properly designated by a valid exercise of the holder’s redemption right. Once given, the notice of redemption is irrevocable

No interest: the notes will not bear interest

Listing: application will be made to list the offered notes on the New York Stock Exchange; no assurance can be given as to the approval of the offered notes for listing or, if listed, the continuation of the listing for the life of the offered notes, or the liquidity or trading market for the offered notes

Calculation agent: Goldman Sachs International.

CUSIP: 38144L852

ISIN: US38144L8524

Q&A

How Do the Notes Work?

        The notes offered by this prospectus supplement will have a stated maturity date that is expected to be thirty years after the original issue date (unless postponed due to market disruption events or non-business days). The stated maturity date will be determined on the trade date. You may elect to redeem your notes in whole or in part on any weekly redemption date, but only if you elect to redeem a minimum of 50,000 notes and properly designate the notes to be redeemed in accordance with the procedures described under “Specific Terms of Your Notes — Redemption Right” below. The amount in cash that you will be paid on your notes (which will never be less than zero), if any, at maturity or upon redemption will be determined based on the performance of the S&P GSCI™ Enhanced Commodity Total Return Strategy Index as follows:

•	with respect to your notes that have not been redeemed, the result of (1) the product of the outstanding face amount of your notes times the index factor for the determination date minus (2) the investor fees for the determination date, and
•	with respect to your notes that have been properly designated for redemption, the result of (a) the product of the face amount of your notes being redeemed times the index factor for the applicable valuation date minus (b) the investor fees for such valuation date.

        The entire principal of your notes is at risk if the S&P GSCI™ Enhanced Commodity Total Return Strategy Index declines on the determination date or the applicable valuation date, as the case may be, and therefore you may lose all or a significant amount of your investment. The notes will not bear interest.

        Moreover, because the investor fees reduce the amount that may be paid on your notes at maturity or upon redemption, the level of the index must increase significantly in order for you to receive at least the principal amount of your notes at maturity or upon redemption. If the level of the index decreases or does not increase sufficiently, you will receive less than your investment in the notes. Furthermore, since the investor fees for your notes will be calculated based on the daily index level over the term of your notes, higher index levels on any date prior to the determination date or the applicable valuation date will result in higher investor fees and lower return for your notes.

        You may elect to redeem your notes in whole or in part on any weekly redemption date, but only if you elect to redeem a minimum of 50,000 notes. The third business day following each valuation date (other than the final valuation date) will be a redemption date. Each Thursday from and excluding the original issue date to and including the final valuation date will be a valuation date, subject to postponement due to market disruption events or non-trading days.

        In order to properly designate your notes for redemption, you must send a notice of redemption via email, substantially in the form attached as Annex A to this prospectus supplement, to us by no later than 11:00 a.m., New York City time, on the business day prior to the applicable valuation date and follow the procedures described under “Specific Terms of Your Notes — Redemption Right” below. If such requirements are not complied with, your notes will not be deemed properly designated for redemption and we will not redeem your notes on the applicable redemption date. Once given, the notice of redemption is irrevocable.

        Application will be made to list the offered notes on the New York Stock Exchange; however, no assurance can be given as to the approval of the offered notes for listing or, if listed, the continuation of the listing for the life of the offered notes, or the liquidity or trading market for the offered notes. If the application to list the offered notes is approved and an active secondary market in the offered notes develops, we expect that investors will purchase and sell the offered notes primarily in such secondary market. Certain affiliates of Goldman, Sachs & Co. may engage in limited purchase and resale transactions in the notes before and after listing, although they are not required to do so.

Which Key Terms Have Not Yet Been Set?

        We have not yet set some key terms, and we will not set those terms until the trade date. These include:

•	the stated maturity date;
•	the determination date;
•	the initial index level; and
•	the final valuation date.

        We will set these terms on the trade date, and each of them could significantly affect the amount you may receive on the stated maturity date or a redemption date, as the case may be.

Who Should or Should Not Consider an Investment in the Notes?

        We have designed the notes for investors who want to participate in a potential significant increase in the S&P GSCI™ Enhanced Commodity Total Return Strategy Index while having their entire principal subject to the risk of a loss in the case that the S&P GSCI™ Enhanced Commodity Total Return Strategy Index declines over the term of the notes or does not increase sufficiently to offset the investor fees. Because the investor fees reduce the amount of your return at maturity or upon redemption, as applicable, the level of the index must increase significantly in order for you to receive at least the principal amount of your notes at maturity or upon redemption, as applicable. The investor fees will be calculated and accumulated on a daily basis, and therefore the investor fees for your notes will be higher if the index level over the term of your notes is higher or the notes have been outstanding for a longer period of time. You should only consider purchasing the notes if you believe the level of the index will increase by an amount sufficient to offset the investor fees during the term of the notes and you are willing to accept the risk of losing the entire principal amount of your notes.

        In addition, if the amount payable on your notes on the stated maturity date or a redemption date, as applicable, equals the face amount of your notes or even if the amount payable exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate with a corresponding maturity. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

        As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Notes” on page S-21.

What Will I Receive If I Sell the Notes Prior to the Stated Maturity?

        If you sell your notes prior to the stated maturity date, you will receive the market price for your notes. The market price for your notes may be influenced by many factors, such as interest rates and the volatility of the index. Depending on the impact of these factors, you may receive significantly less than the face amount of your notes in any sale of your notes before the stated maturity date. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-15.

Who Publishes the Index and What Does It Measure?

        The S&P GSCI™ Enhanced Commodity Total Return Strategy Index is a total return index which reflects the excess returns and the interest on funds that are potentially available through an unleveraged investment in the same futures contracts as are included in the index, calculated on a basis similar to the index, but modified to apply certain dynamic and seasonal rolling rules. The excess return component of the index reflects the price movements in the underlying futures contracts as well as the discount or premium obtained by “rolling” hypothetical positions in such contracts forward as they approach expiration. Standard & Poor’s is the sponsor of the index.

        Please see “The Index” on page S-30 for a description of the index.

What About Taxes?

        The U.S. federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-39.

        Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as a pre-paid forward contract with respect to the index. If your notes are so treated, you will generally recognize capital gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale or redemption of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally would be long-term capital gain or loss if you held your notes for more than one year.

Hypothetical Examples

        The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the daily fluctuations of the hypothetical index levels over the term of your notes could have on the investor fees for the determination date or any valuation date for your notes, and on the amounts payable on your notes on the stated maturity date or any redemption date, assuming all other variables remain constant.

        The examples below are based on index levels that are entirely hypothetical; no one can predict what the index level will be on any day throughout the term of your notes, and no one can predict what the final index level or the applicable valuation index level, as the case may be, will be on the determination date or any valuation date, respectively. The index has been highly volatile — meaning that the index level has changed substantially in relatively short periods — in the past and its performance cannot be predicted for any future period.

        Moreover, we have not yet set the initial index level that will serve as the baseline for determining the amount, if any, that we will pay on your notes at maturity or upon redemption. We will not do so until the trade date (subject to market disruption events). As a result, the actual initial index level may differ substantially from any index level prior to the trade date.

        The information in the following tables reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date or the applicable redemption date, as the case may be. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the index. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors that are Unpredictable and Interrelated in Complex Ways” on page S-15. The tables below are also based on the key terms and assumptions provided in the box below.

Key Terms and Assumptions
Face amount $50
No market disruption event occurs
No change in or affecting any of the index commodities or the method by which the index sponsor calculates the index
No change in the relative weighting of any index commodities in the index
Daily investor fees on each day within a given year will be the same as the daily investor fees on the year end

        For these reasons, the actual performance of the index over the life of the notes, as well as the amount payable at maturity or upon the redemption, as the case may be, may bear little relation to the hypothetical examples shown below or to the hypothetical levels of the index shown elsewhere in this prospectus supplement. For information about the levels of the index during recent periods, see “The Index — Hypothetical High, Low and Closing Levels of the Index” on page S-32. Before investing in the offered notes, you should consult publicly available information to determine the levels of the index between the date of this prospectus supplement and your purchase of the offered notes.

        Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index commodities.

        The following tables show how your notes would perform in hypothetical circumstances. We have included two examples in which the index has increased by approximately 1,100% at maturity on an absolute basis (8.32% on an annualized basis), as well as two examples in which the index has decreased by 2% at maturity on an absolute basis (0.07% on an annualized basis). These examples highlight the behavior of the investor fee, and therefore the amount payable on your notes, if any, on the stated maturity date or any redemption dates as the case may be, in different circumstances.

Because the investor fees will be calculated and accumulated based on the daily index level, the amount of the investor fees on a given day will be dependent upon the daily fluctuations of the index level from but excluding the trade date to such date. For convenience of presentation, however, for purposes of these examples we have assumed that the index level on each day within a given year is the same as the level on the year end and, therefore, daily investor fees on each day within a given year will be the same as the daily investor fees on the year end.

        In each of the following tables, the numbers in the leftmost column represent the number of years past from the trade date for each given year end, and the amounts in the first column from the left represent hypothetical closing levels for the index for each year end and are expressed as percentages of the initial index level, which has not yet been set. The amounts in the second column from the left represent the hypothetical investor fees, based on the corresponding hypothetical index levels for that year only and not any previous year, and are expressed as a percentage of the face amount of your notes. The amounts in the first column from the right show the investor fees accumulated from but excluding the trade date to and including the applicable year end. The rightmost column shows the hypothetical amount payable at maturity or upon redemption, as the case may be, for the applicable year end per each $50 face amount of your notes.

        Examples 1 and 2: The following two tables illustrate how your notes would perform in two hypothetical circumstances where in both cases your notes have increased by approximately 1,100% at maturity on an absolute basis (8.32% on an annualized basis), but in each case the fluctuations of the hypothetical index level have taken a different path to reach its final index level.

        Example 1:

Year End	Hypothetical Index Level as Percentage of Initial Index Level	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $50 Face Amount of Your Notes

0	100.00%	$ 0.00	$ 0.00	$ 50.00
1	96.50%	$ 0.60	$ 0.60	$ 47.65
2	126.45%	$ 0.79	$ 1.39	$ 61.83
3	148.75%	$ 0.93	$ 2.32	$ 72.05
4	202.40%	$ 1.27	$ 3.59	$ 97.61
5	215.00%	$ 1.34	$ 4.93	$102.57
6	239.00%	$ 1.49	$ 6.43	$113.07
7	293.00%	$ 1.83	$ 8.26	$138.24
8	292.00%	$ 1.83	$ 10.08	$135.92
9	254.00%	$ 1.59	$ 11.67	$115.33
10	402.00%	$ 2.51	$ 14.18	$186.82
11	397.00%	$ 2.48	$ 16.66	$181.84
12	447.00%	$ 2.79	$ 19.46	$204.04
13	437.08%	$ 2.73	$ 22.19	$196.35
14	575.00%	$ 3.59	$ 25.78	$261.72
15	527.45%	$ 3.30	$ 29.08	$234.65
16	613.65%	$ 3.84	$ 32.91	$273.91
17	742.64%	$ 4.64	$ 37.56	$333.76
18	1102.00%	$ 6.89	$ 44.44	$506.56
19	1500.00%	$ 9.38	$ 53.82	$696.18
20	1350.56%	$ 8.44	$ 62.26	$613.02
21	1395.43%	$ 8.72	$ 70.98	$626.73
22	1550.65%	$ 9.69	$ 80.67	$694.65
23	1675.89%	$10.47	$ 91.15	$746.80
24	1599.27%	$10.00	$101.14	$698.49
25	1580.00%	$ 9.88	$111.02	$678.98
26	1530.00%	$ 9.56	$120.58	$644.42
27	1640.00%	$10.25	$130.83	$689.17
28	1450.00%	$ 9.06	$139.89	$585.11
29	1300.00%	$ 8.13	$148.02	$501.98
30	1100.00%	$ 6.88	$154.89	$395.11

       Example 2:

Year End	Hypothetical Index Level as Percentage of Initial Index Level	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $50 Face Amount of Your Notes

0	100.00%	$0.00	$ 0.00	$ 50.00
1	111.00%	$0.69	$ 0.69	$ 54.81
2	105.00%	$0.66	$ 1.35	$ 51.15
3	111.65%	$0.70	$ 2.05	$ 53.78
4	128.54%	$0.80	$ 2.85	$ 61.42
5	136.12%	$0.85	$ 3.70	$ 64.36
6	178.43%	$1.12	$ 4.82	$ 84.40
7	185.43%	$1.16	$ 5.98	$ 86.74
8	191.00%	$1.19	$ 7.17	$ 88.33
9	262.33%	$1.64	$ 8.81	$122.36
10	375.54%	$2.35	$11.16	$176.61
11	440.23%	$2.75	$13.91	$206.21
12	465.43%	$2.91	$16.82	$215.90
13	491.65%	$3.07	$19.89	$225.94
14	474.23%	$2.96	$22.85	$214.26
15	437.42%	$2.73	$25.59	$193.12
16	432.12%	$2.70	$28.29	$187.77
17	402.45%	$2.52	$30.80	$170.42
18	468.45%	$2.93	$33.73	$200.49
19	504.00%	$3.15	$36.88	$215.12
20	535.56%	$3.35	$40.23	$227.55
21	597.54%	$3.73	$43.96	$254.81
22	616.00%	$3.85	$47.81	$260.19
23	567.00%	$3.54	$51.36	$232.14
24	712.00%	$4.45	$55.81	$300.19
25	850.00%	$5.31	$61.12	$363.88
26	855.89%	$5.35	$66.47	$361.48
27	732.45%	$4.58	$71.05	$295.18
28	860.43%	$5.38	$76.42	$353.79
29	954.00%	$5.96	$82.39	$394.61
30	1100.00%	$6.88	$89.26	$460.74

        Examples 3 and 4: The following tables illustrate how your notes would perform in two hypothetical circumstances where in both cases your notes have decreased by approximately 2% at maturity (0.07% on an annualized basis), but in each case the fluctuations of the hypothetical index level have taken a different path to reach its final index level.

       Example 3:

Year End	Hypothetical Index Level as Percentage of Initial Index Level	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $50 Face Amount of Your Notes

0	100.00%	$0.00	$ 0.00	$50.00
1	115.27%	$0.72	$ 0.72	$56.91
2	125.45%	$0.78	$ 1.50	$61.22
3	156.80%	$0.98	$ 2.48	$75.92
4	144.78%	$0.90	$ 3.39	$69.00
5	116.98%	$0.73	$ 4.12	$54.37
6	122.30%	$0.76	$ 4.88	$56.27
7	117.96%	$0.74	$ 5.62	$53.36
8	127.85%	$0.80	$ 6.42	$57.50
9	103.75%	$0.65	$ 7.07	$44.81
10	109.67%	$0.69	$ 7.76	$47.08
11	108.45%	$0.68	$ 8.43	$45.79
12	125.43%	$0.78	$ 9.22	$53.50
13	126.29%	$0.79	$10.01	$53.14
14	137.65%	$0.86	$10.87	$57.96
15	133.89%	$0.84	$11.70	$55.24
16	149.57%	$0.93	$12.64	$62.15
17	193.00%	$1.21	$13.84	$82.66
18	186.00%	$1.16	$15.01	$77.99
19	198.78%	$1.24	$16.25	$83.14
20	178.45%	$1.12	$17.36	$71.86
21	145.32%	$0.91	$18.27	$54.39
22	150.89%	$0.94	$19.22	$56.23
23	173.45%	$1.08	$20.30	$66.43
24	178.68%	$1.12	$21.42	$67.92
25	154.43%	$0.97	$22.38	$54.83
26	144.30%	$0.90	$23.28	$48.87
27	142.00%	$0.89	$24.17	$46.83
28	133.67%	$0.84	$25.01	$41.83
29	107.35%	$0.67	$25.68	$28.00
30	98.00%	$0.61	$26.29	$22.71

       Example 4:

Year End	Hypothetical Index Level as Percentage of Initial Index Level	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $50 Face Amount of Your Notes

0	100.00%	$0.00	$ 0.00	$50.00
1	117.34%	$0.73	$ 0.73	$57.94
2	132.67%	$0.83	$ 1.56	$64.77
3	128.80%	$0.81	$ 2.37	$62.03
4	99.90%	$0.62	$ 2.99	$46.96
5	103.65%	$0.65	$ 3.64	$48.19
6	114.00%	$0.71	$ 4.35	$52.65
7	113.56%	$0.71	$ 5.06	$51.72
8	110.11%	$0.69	$ 5.75	$49.31
9	106.75%	$0.67	$ 6.42	$46.96
10	98.77%	$0.62	$ 7.03	$42.35
11	95.77%	$0.60	$ 7.63	$40.25
12	98.35%	$0.61	$ 8.25	$40.93
13	90.00%	$0.56	$ 8.81	$36.19
14	67.00%	$0.42	$ 9.23	$24.27
15	73.00%	$0.46	$ 9.69	$26.81
16	76.88%	$0.48	$10.17	$28.27
17	85.46%	$0.53	$10.70	$32.03
18	71.00%	$0.44	$11.14	$24.36
19	78.44%	$0.49	$11.63	$27.59
20	91.55%	$0.57	$12.21	$33.57
21	97.22%	$0.61	$12.81	$35.80
22	107.34%	$0.67	$13.48	$40.19
23	115.00%	$0.72	$14.20	$43.30
24	92.35%	$0.58	$14.78	$31.39
25	79.55%	$0.50	$15.28	$24.50
26	82.66%	$0.52	$15.79	$25.54
27	77.55%	$0.48	$16.28	$22.50
28	87.76%	$0.55	$16.83	$27.05
29	98.46%	$0.62	$17.44	$31.79
30	98.00%	$0.61	$18.06	$30.94

        As shown in the examples 1 and 2, although the index level has increased approximately 1,100% at maturity in both cases on an absolute basis (8.32% on an annualized basis), the amount in cash that we would deliver for each $50 face amount of your notes at maturity would be approximately $395.11 in the case of Example 1 and $460.74 in the case of Example 2. As shown in the examples 3 and 4, although the index level has decreased 2% at maturity on absolute basis (0.07% on an annualized basis) in both cases, the amount in cash that we would deliver for each $50 face amount of your notes at maturity would be approximately $22.71 in the case of Example 3 and $30.94 in the case of Example 4. Thus, the amount payable on your notes at maturity will be dependent not only upon the final index level, but also upon the fluctuations of the index level before arriving at the final index level.

We cannot predict the actual final index level on the determination date, the actual valuation index level on any valuation date or the market value of your notes, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at maturity or upon redemption, as the case may be, and the rate of return on the offered notes will depend on the initial index level we set on the trade date, the actual stated maturity date we set on the trade date, the actual final index level or the actual applicable valuation index level, as the case may be, determined by the calculation agent as described above and the actual daily level of the index over the term of your notes. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount, in cash to be paid in respect of your notes, if any, on the stated maturity date or the applicable redemption date, as applicable, may be very different from the information reflected in the tables above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index commodities, i.e., the commodity contracts comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Principal of Your Notes Is Not Protected

        The amount you will be paid on your notes at the stated maturity date or on any redemption date will depend on the index level on the determination date or the relevant valuation date, as applicable. In addition, the amount you receive will be further reduced by the investor fees. Therefore if the index level is not sufficiently greater on that date than the initial index level, then you will be paid less than the face amount of your notes. Depending on the index level on the relevant date, you could lose a substantial portion and perhaps all of your investment.

        Also, the market price of your notes prior to the stated maturity date or the applicable redemption date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date or the applicable redemption date, as the case may be, you may receive far less than your investment in the notes.

Even If the Level of the Index on the Determination Date or on the Applicable Valuation Date Exceeds the Initial Index Level, You May Receive Less than the Face Amount of Your Notes

        Because the investor fees reduce the amount you may receive at maturity or upon redemption, the level of the index on the determination date or the applicable valuation date, as applicable, must increase significantly in order for you to receive at least the face amount of your notes at maturity or upon redemption. In addition, since the investor fees for your notes will be calculated based on the daily index level over the term of your notes, higher index levels on any date prior to the determination date or the applicable valuation date will result in higher investor fees and lower return for your notes. Furthermore, since the investor fees will be accumulated on a daily basis, the longer your notes have been outstanding, the higher the investor fees for your notes will be. Therefore, if the level of the index on the determination date or the applicable valuation date does not increase sufficiently to offset the investor fees you will receive less than the face amount of your notes at maturity or upon redemption.

Except that the Investor Fees on Your Notes Accumulate on a Daily Basis, The Amount Payable on Your Notes Is Not Linked to the Index Level at Any Time Other than the Determination Date Or the Applicable Valuation Date, As Applicable

        The final index level or any valuation index level, as applicable, will be based on the closing level of the index on the determination date or the applicable valuation date, respectively (subject to adjustments in case of market disruption or non-trading days). Therefore, if the closing level of the index dropped precipitously on the determination date or a valuation date, the payment amount for your notes may be significantly less than it would have been had the payment amount been linked to the closing level of the index prior to such drop in the index level. Although the actual index level at the stated maturity date, at any redemption date or at other times during the life of your notes may be higher than the final index level or the applicable valuation index level, as applicable, you will not benefit from the closing level of the index at any time other than on the determination date or the applicable valuation date, respectively. However, since the investor fees will be calculated and accumulated on a daily basis, the daily fluctuation of the index level on days prior to the stated maturity date or redemption date, as the case may be, will affect the amount payable on your notes on such limited basis.

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Your Notes Will Not Bear Interest

        You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

        When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell it in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the index level;
•	the volatility — i.e., the frequency and magnitude of changes in the level of the index;
•	economic, financial, regulatory and political, military or other events that affect commodity markets generally and the market segments of which the index commodities are a part, and which may affect the level of the index;
•	interest rate and yield rates in the market;
•	the time remaining until your notes mature; and
•	our creditworthiness.

        These factors will influence the price you will receive if you sell your notes before maturity. If you sell your notes before maturity, you may receive less than the face amount of your notes.

        You cannot predict the future performance of the index based on its historical performance. The actual performance of the index over the life of the offered notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the historical levels of the index or to the hypothetical return examples shown elsewhere in this prospectus supplement.

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

        Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. Even if the level of the index increases above the initial index level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Trading and Other Transactions by Goldman Sachs & Co. Relating to the Index an Commodities Futures Contracts and Their Underlying Commodities May Adversely Affect the Value of Your Notes

        Goldman, Sachs & Co. and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the index, over-the-counter contracts on these commodities, the underlying commodities included in the index and other instruments and derivative products based on numerous other commodities. Goldman, Sachs & Co. and its affiliates also trade instruments and derivative products based on the S&P GSCI™, an index of physical, non-financial commodities, and its sub-indices. Trading in the futures contracts on commodities included in the S&P GSCI™, the underlying commodities and related over-the-counter products by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the index which could in turn affect the return on and the value of your notes.

        Goldman, Sachs & Co., its affiliates and other parties may issue or underwrite additional securities or trade other products the return on which is linked to the value of the index or other similar strategies. An increased level of investment in these products may negatively affect the performance of the index against its benchmark index, the S&P GSCI™ Total Return Index, and could affect the index level, and therefore the amount payable on your notes on

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the stated maturity date or the applicable redemption date, as applicable, and the value of your notes before that date. In addition, the index sponsor has licensed and may continue to license the S&P GSCI™ or any of its sub-indices or strategies similar to the index for use by other market participants, for publication in newspapers and periodicals, for distribution by information and data dissemination services and for various other purposes, any of which may contribute to an increased level of investment in the index or similar strategies.

        Although we are not obligated to do so, we expect to hedge our obligation under the notes with an affiliate of Goldman, Sachs & Co. That affiliate, in turn, will most likely directly or indirectly hedge any of its obligations through transactions in the futures and options markets. Goldman, Sachs & Co. and its affiliates may also issue or underwrite financial instruments with returns indexed to the index or the S&P GSCI™ or any of its sub-indices.

There Are Restrictions on the Minimum Number of Notes You May Redeem and on the Dates on Which You May Redeem Them

        You must redeem at least 50,000 notes at one time in order to exercise your right to redeem your notes on any redemption date. You may only redeem your notes on a redemption date if we receive a notice of redemption by email from you by no later than 11:00 a.m., New York City time, on the business day prior to the applicable valuation date and if we subsequently respond by a confirmation of redemption. If we do not receive your notice of redemption by 11:00 a.m., New York City time, on the business day prior to the applicable valuation date or fail to confirm the redemption for any reason, your notes will not be deemed properly designated for redemption and we will not redeem your notes on the applicable redemption date. Your notice of redemption will not be effective until we confirm receipt. See “Specific Terms of Your Notes — Redemption Right” below for more information.

You Have No Rights with Respect to Commodities or Commodities Contracts or Rights to Receive Any Commodities

        Investing in your notes will not make you a holder of any of the commodities underlying the index or any contracts with respect thereto. Neither you nor any other holder or owner of your notes will have any rights with respect to any index commodity. Any amounts payable on your notes will be made in cash, and you will have no right to receive delivery of any index commodity.

Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us

        As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index and the index commodities that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index or any other factor that may affect the amount that may be paid on the stated maturity date or any redemption date, as applicable, could be adverse to your interests as a beneficial owner of your notes.

As Calculation Agent, Goldman Sachs International Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On the Stated Maturity Date or Any Redemption Date, As Applicable

        As calculation agent for your notes, Goldman Sachs International will have discretion in making various determinations that affect your notes, including determining the final index level on the determination date or the applicable valuation index level or any given valuation date, as the case may be, which we will use to determine the amount we may pay on the stated maturity date or the applicable redemption date, respectively, and determining whether to postpone the determination date and the stated maturity date or the applicable valuation date, as applicable, because of a market disruption event or non-trading days. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman Sachs International could adversely affect the value of your notes and may present Goldman Sachs International with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts

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of Interest Between Your Interest in Your Notes and Us” above. We may change the calculation agent at any time without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Sponsor and Changes That Affect the S&P GSCI™ and the S&P GSCI™ Commodities Could Affect the Amount Payable on Your Notes and Their Market Value

        The policies of the index sponsor concerning the calculation of the S&P GSCI™, additions, deletions or substitutions of the commodities comprising the S&P GSCI™, and the manner in which changes affecting those commodities (such as rebalancing of the S&P GSCI™ commodities) are reflected in the index level could affect the index level and, therefore, the amount payable on your notes on the stated maturity date or any redemption date, as applicable, and the market value of your notes before that date. The amount payable on your notes and its market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the S&P GSCI™, or if the index sponsor discontinues or suspends calculation or publication of the S&P GSCI™, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the index level is not available on the determination date because of a market disruption event, non-trading days or for any other reason, the calculation agent — which initially will be Goldman Sachs International, our affiliate — may determine the index level on the determination date or the applicable valuation date, as applicable — and thus the amount payable on the stated maturity date or the applicable redemption date, respectively — in a manner as described below under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” and/or as it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index level on the determination date or any redemption date, as applicable and the amount payable on your notes more fully under “Specific Terms of Your Notes —Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.

        As of the date of this prospectus supplement, the index sponsor and Goldman Sachs International have entered into an arrangement under which Goldman Sachs International performs certain calculation services with respect to the index for the index sponsor for a limited amount of time. Under the arrangement, Goldman Sachs International does not have the authority to change the policies or the methodology of calculating the index in any way.

Suspensions or Disruptions of Market Trading in the Commodity and Related Futures May Adversely Affect the Value of Your Notes

        The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of the the index and, therefore, the value of your notes.

        In making its calculations of the level of the index as published on Bloomberg page SPGSCISI, if the relevant trading facility does not publish a settlement price as scheduled, or publishes a settlement price that, in the reasonable judgment of the index sponsor, is manifestly incorrect, the index sponsor may determine the settlement price in its reasonable judgment. In addition, if any day on which the index sponsor calculates the index is a day on which a relevant trading facility for an underlying contract is not open, then the index sponsor will use the settlement price for such contract as of the last day on which such trading facility was open. However, if a market disruption event has occurred with respect to such contract, the calculation agent will determine the final index level

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as described under “Specific Terms of Your Notes — Consequences of A Market Disruption Event” below. Under the circumstances described above, the level of the index and the value of your notes may be adversely affected.

        If a market disruption event occurs on any futures contract included in the index, the value of that contract at the determination date or the applicable valuation date, as applicable, will not be calculated until a settlement price can be determined. If a market disruption event has occurred or is continuing on the last possible day the determination date or the applicable valuation date may be postponed, the calculation agent will calculate the final index level or the applicable valuation index level, as applicable, and the amount payable on your notes on the determination date or on the applicable valuation date, respectively, in a commercially reasonable manner. Accordingly, the calculation of your payment may be delayed beyond what would otherwise be the determination date or the applicable valuation date, respectively, and may be subject to the judgment of the calculation agent. Additionally, regardless of the market disruption event, the index sponsor will continue to calculate the value of the index and publish such value on Bloomberg according to the process described above. Therefore, if a market disruption event occurs, the amount payable on your notes may not reflect the actual value of the index on the determination date or on the applicable valuation index level, respectively.

        You may not receive the amount payable on your notes on the stated maturity date or the applicable redemption date, as applicable, if a market disruption event occurs or is continuing on the determination date or on the applicable valuation date, respectively, until a number of business days after the final index level or the applicable valuation index level, respectively, can be determined.

The Index May in the Future Include Contracts That Are Not Traded On Regulated Futures Exchanges

        The S&P GSCI™ was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the S&P GSCI™ continues to be comprised exclusively of regulated futures contracts. As described below, however, the S&P GSCI™ may in future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statues and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the index may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Higher Future Prices of Commodities Included in the Index Relative to Their Current Prices May Decrease the Amount Payable on Your Notes

        As the contracts that underlie the index come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in a later month, for example, August. This is accomplished by selling the July contract and purchasing the August contract. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the August contract, thereby creating a “roll yield”. Some commodities futures contracts have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the market for a commodities futures contract could result in negative “roll yields,” which could adversely affect the value of an index or index tied to that contract, if rolled to nearer rather

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than more distant delivery months. However, while the index has been designed to mitigate the effects of contango, there is no assurance that it will be successful in doing so. It is also possible that the features of the index designed to address the effects of contango will instead adversely affect the value of the index and, consequently, the return on your notes. See “The Index” below for more information.

Although the Index Includes the Same Futures Contracts That Comprise the S&P GSCI™, Its Value and Returns Will Likely Differ from Those of the S&P GSCI™

        The index has different rules from the S&P GSCI™ governing the procedure by which expiring positions in certain of the constituent futures contracts are rolled forward into more distant contract expirations, as explained in “The Index”below. Since one component of the value of a commodity futures contract is the period remaining until its expiration, these differences are likely to produce different values for the index and the S&P GSCI™ at any given time and, therefore, may produce differing returns.

Changes in the Composition and Valuation of the S&P GSCI™ May Adversely Affect the Value of Your Notes

        The composition of the S&P GSCI™ may change over time, as additional futures contracts satisfy the eligibility criteria of the S&P GSCI™ or futures contracts currently included in the S&P GSCI™ fail to satisfy such criteria and those changes could impact the composition of the index. A number of modifications to the methodology for determining the contracts to be included in the S&P GSCI™, and for valuing the S&P GSCI™, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of your notes.

        In the event that Standard & Poor’s discontinues publication of the S&P GSCI™ or the index sponsor discontinues calculation of the index, the calculation agent will continue to calculate the index during the remaining term of your notes, based on the methodology described in this prospectus supplement.

As Sponsor of the S&P GSCI™ Enhanced Commodity Total Return Strategy Index, Standard & Poor’s Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways And Create Conflicts of Interest

        As further described under “The Index”, the S&P GSCI™ Enhanced Commodity Total Return Strategy Index is owned by Standard & Poor’s. Standard & Poor’s is responsible for the composition, calculation and maintenance of the S&P GSCI™Enhanced Commodity Total Return Strategy Index. The relationship between the S&P GSCI™ Enhanced Commodity Total Return Strategy Index and the S&P GSCI™ is discussed under “The Index”. The judgments that Standard & Poor’s, as the sponsor of the S&P GSCI™ Enhanced Commodity Total Return Strategy Index, makes in connection with the composition, calculation and maintenance of the S&P GSCI™ Enhanced Commodity Total Return Strategy Index, could affect both the market value of your notes and the amount payable on your notes on the stated maturity date or the applicable redemption date, as applicable, if any. See “The Index” for additional details on the role of Standard & Poor’s as index sponsor.

        Standard & Poor’s, in its capacity as index sponsor, has no obligation to take your interests into consideration for any reason. Standard & Poor’s may decide to discontinue calculating and publishing the S&P GSCI™ Enhanced Commodity Total Return Strategy Index, which would mean that Goldman Sachs International, as calculation agent, would have the discretion to make determinations with respect to the level of the S&P GSCI™ Enhanced Commodity Total Return Strategy Index for purposes of calculating the final valuation, if any.

Your Notes May Not Have an Active Trading Market, and May Not Be Approved for Listing or Continue to be Listed over the Term of Your Notes

        Although we plan to list the notes on the New York Stock Exchange, there is no assurance that a secondary market for the notes will develop. Certain affiliates of Goldman, Sachs & Co. may engage in limited purchase and resale transactions in the notes, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time.

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        No assurance can be given as to the approval of the offered notes for listing or, if listed, the continuation of the listing for the life of the offered notes, or the liquidity or trading market for the offered notes. We are not required to maintain any listing of your notes on the New York Stock Exchange.

The Calculation Agent Can Postpone the Determination Date and the Stated Maturity Date or a Valuation Date If a Market Disruption Event Occurs

        If the calculation agent determines that, on the determination date or a valuation date, as applicable, a market disruption event has occurred or is continuing, the determination date or such valuation date, respectively, will be postponed until the first trading day on which no market disruption event occurs or is continuing and, in any event, in the case of the determination date, not later than the originally scheduled stated maturity date (or, if the originally scheduled stated maturity date is not a business day, the first business day following the originally scheduled stated maturity date), and in the case of a valuation date, not by more than five business days from the originally scheduled date for such valuation date. In addition, if the determination date is so postponed, the stated maturity date for your notes will also be postponed, although not by more than five business days. Thus, when the determination date is so postponed, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Moreover, if the determination date or a valuation date, as applicable, is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date or such valuation date, respectively. If the determination date or a valuation date, as applicable, is postponed due to a market disruption event, the calculation agent will determine the final index level or the applicable valuation index level, respectively, based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” below. In addition, if the calculation agent determines that the index level or any settlement price that must be used to determine the final index level or a valuation index level, as applicable, is not available on the determination date or the applicable valuation date, respectively, for any other reason, then the calculation agent will determine the final index level or such valuation index level, respectively, based on its assessment, made in its sole discretion, of the level of the index or relevant settlement price on such applicable day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

        Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

        The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

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SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

        The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

        This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

        In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your notes:

        No interest: we will not pay interest on your notes

        Specified currency:

•	U.S. dollars (“$”).

        Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

        Denominations: each note registered in the name of a holder must have a face amount of $50 or integral multiples of $50 in excess thereof

        Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

        Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

        Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

        We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index Commodities

        In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the entity, including any

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successor sponsor, that determines and publishes the index as then in effect. When we refer to the index commodities as of any time, we mean the commodity futures contracts that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment on Stated Maturity Date

        With respect to the notes that have not been redeemed, the amount payable, if any, on the stated maturity date will be an amount in cash equal to the greater of (i) zero and (ii) the result of (1) the product of the outstanding face amount of your notes times the index factor for the determination date minus (2) the investor fees for the determination date. No amount will be paid on any other date.

        The index factor for a given day equals the quotient of the closing level of the index on such day divided by the initial index level. The investor fees for any given day equals the sum of the daily investor fees from but excluding the trade date to and including the given day. The daily investor fees for any given day will equal an amount in cash equal to the yearly fee of 1.25% of the face amount of your notes times the index factor for that day (or, if that day is not a trading day, the index factor for the immediately preceding trading day) divided by 365.

Final index level

        The amount payable on your notes on the stated maturity date, if any, will be based on, among other factors, the closing level of the index on the determination date, which we call the final index level. If the final index level is greater than the initial index level — i.e., the index factor on the determination date is greater than one due to an increase in the index — you will participate in any such increase. On the other hand, if the index factor for the determination date is less than one due to a decrease in the index, you may lose some or all of the principal in your notes, and may receive no payment at all on the stated maturity date. Moreover, the amount payable will be reduced by the investor fees for the determination date. The investor fees will be calculated and accumulated on a daily basis, and therefore the investor fees for your notes will be higher if the index level over the term of your notes is higher or the notes have been outstanding for a longer period of time. Therefore, even if the index factor for the determination date is greater than one, you may still lose a portion of the principal of your notes if the increase in the index is insufficient to cover the reduction in the amount payable by the investor fees for the determination date.

        The calculation agent will determine the final index level on the determination date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event” and “— Discontinuance or Modification of the Index” below. Moreover, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under “—Discontinuance or Modification of the Index” below.

Stated maturity date

        The stated maturity date will be set on the trade date and is expected to be thirty years after the original issue date, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described below, however, then the stated maturity date will be postponed by the same number of business day(s) from and excluding the originally scheduled determination date to and including the actual determination date, subject to a maximum of five business days.

Determination date

        The determination date is expected to be five trading days before the originally scheduled stated maturity date unless the calculation agent determines that a market disruption event occurs or is continuing on that designated trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.

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Payment on Redemption Date

        If you elect to redeem any notes, the amount payable, if any, on the applicable redemption date will be an amount in cash equal to the greater of (i) zero and (ii) the redemption value for the applicable valuation date. No payment will be made on the stated maturity date with respect to the notes that have been redeemed.

        The redemption value for a given valuation date will be an amount in cash, if any, equal to the greater of (i) zero and (ii) the result of (1) the product of the outstanding face amount of your notes times the index factor for such valuation date minus (2) the investor fees for such valuation date.

Valuation index level

        The amount payable on your notes being redeemed, if any, will be based on, among other factors, the closing level of the index on the applicable valuation date, which we call the valuation index level. If the valuation index level is greater than the initial index level — i.e., the index factor on such valuation date is greater than one due to an increase in the index — you will participate in any such increase. On the other hand, if the index factor for such valuation date is less than one due to a decrease in the index, you may lose some or all of the principal in your notes being redeemed, and may receive no payment at all on the applicable redemption date. Moreover, the amount payable will be reduced by the investor fees for such valuation date. The investor fees will be calculated and accumulated on a daily basis, and therefore the investor fees for your notes will be higher if the index level over the term of your notes is higher or the notes have been outstanding for a longer period of time. Therefore, even if the index factor for the determination date is greater than one, you may still lose a portion of the principal of your notes if the increase in the index is insufficient to cover the reduction by the investor fees for such valuation date.

        The calculation agent will determine the valuation index level, on the applicable valuation date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event” and “— Discontinuance or Modification of the Index” below.

Redemption date

        The redemption date with respect to any given valuation date other than the final valuation date will be the third business day following such valuation date.

Valuation date

        A valuation date is each Thursday that falls within the period from and excluding the original issue date to and including the final valuation date or, if a market disruption event has occurred or is continuing on such date or such date is not a trading day, the first following trading day. In no event, however, will a valuation date be postponed by more than five business days after the originally scheduled date for such valuation date.

Consequences of a Market Disruption Event

        As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date or a valuation date, as the case may be, then the determination date or such valuation date, respectively, will be postponed to the next following trading day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date or a valuation date be postponed, in the case of the determination date, later than the originally scheduled stated maturity date (or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date) and in the case of a valuation date, by more than five business days.

        If the determination date or a valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date or such valuation date, respectively. In the event a market disruption event has occurred or is continuing on the determination date or a valuation date, as the case may be, the final index level or the applicable valuation index level, respectively, will be determined by the calculation agent as follows:

•	with respect to each index commodity that is not affected by the market disruption event, the final index level or

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the applicable valuation index level, as applicable, will be based on the official settlement price of each such index commodity as published by the trading facility on which it is traded (which is referred to as the settlement price in this prospectus supplement) on the originally scheduled determination date or the originally scheduled date for the applicable valuation date, respectively,

•	with respect to each index commodity that is affected by the market disruption event, the final index level or the applicable valuation index level, as applicable, will be based on the settlement price of each such index commodity on the first trading day immediately following the originally scheduled determination date or the originally scheduled date for the applicable valuation date, respectively, on which no market disruption event has occurred or is occurring with respect to such index commodity, unless such market disruption event continues with respect to any such index commodity up to and including the determination date or such valuation date, respectively, in which event the price of each such index commodity to be used in calculating the final index level or the applicable valuation index level, respectively, shall be determined by the calculation agent on the determination date or such valuation date, respectively, and
•	the calculation agent shall determine the final index level or the applicable valuation index level, as applicable, by reference to the settlement prices or other prices determined in the two preceding bullet points, using the then-current method for calculating the index.

        In addition, if the calculation agent determines that the index level or any settlement price that must be used to determine the final index level or a valuation index level, as applicable, is not available on the determination date or the applicable valuation date, respectively, for any other reason, then the calculation agent will determine the final index level or such valuation index level, respectively, based on its assessment, made in its sole discretion, of the level of the index or relevant settlement price on such applicable day.

Discontinuance or Modification of the Index

        If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the final index level by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

        If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on the determination date or a valuation date, as applicable, because of a market disruption event or for any other reason, the calculation agent will determine the final index level or the applicable valuation index level, respectively, based on the procedures described under “— Consequences of a Market Disruption Event” above and/or by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index or the relevant settlement prices.

        As a general matter, the calculation agent shall not have any discretion to adjust the index level on any given day if the index sponsor calculates and publishes the index level in accordance with the established methodology of the index, except as described under “—Consequences of a Market Disruption Event” above. If, however, the calculation agent determines that the index or the index commodities are materially changed at any time in any respect because of any change in the method of calculating the index or the index commodities — including any addition, deletion or substitution and any reweighting or rebalancing of the index commodities, and whether the change is made by Standard & Poor’s with respect to the S&P GSCI™ or by the index sponsor with respect to the index, is due to the publication of a successor index, is due to events affecting one or more of the index commodities or is due to any other reason — then, in such case and only in such case, the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are

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appropriate to ensure that the final index level or the applicable valuation index level, as applicable, used to determine the amount payable on the stated maturity date or the applicable redemption date, respectively, is equitable.

        All determinations and adjustments to be made by the calculation agent as described in this prospectus supplement with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

        If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

        For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

        Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

        As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

        The calculation agent in its sole discretion will make all determinations regarding the index, market disruption events, business days, trading days, postponement of the determination date and the stated maturity date or a valuation date, the final index level, the applicable valuation index level for a valuation date, the index factor, the investor fees, the redemption value, the default amount and the payment amount on your notes, if any, to be made at maturity or redemption, as applicable. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

        Please note that Goldman Sachs International, our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’written notice to Goldman Sachs.

Redemption Right

        If the holder of your notes satisfies the conditions described under “— Redemption Requirements” below, the holder may elect to redeem the outstanding face amount of your notes designated for redemption. If the holder does so, we will pay an amount in cash, if any, calculated in a manner as described under “—

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Payment on Redemption Date” and “— Manner of Payment” above.

        If you decide to redeem your notes, you will lose the right to receive any amount on your notes so redeemed on the stated maturity date, as described under “— Payment on Stated Maturity Date” above.

Redemption Requirements

        To exercise the redemption right, you must instruct your broker or other person through whom you hold your notes to take the following steps:

•	Send a notice of redemption, substantially in the form attached as Annex A to this prospectus supplement to us via email by no later than 11:00 a.m. New York City time on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, substantially in the form attached as Annex B
•	Deliver the signed confirmation of redemption to us via facsimile in the specified form by 4:00 p.m. New York City time
•	Instruct your DTC custodian to book a delivery vs. payment trade with respect to your notes on the applicable valuation date at a price equal to the applicable redemption value, facing Goldman, Sachs & Co. DTC; and
•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York time on the applicable redemption date (the third business day following such valuation date).

        Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the offered notes in respect of such deadlines. If we do not receive your notice of redemption by 11:00 a.m., or your confirmation of redemption by 4:00 p.m., on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your notes on the applicable redemption date.

        The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of redemption or as to whether and when the required deliveries have been made. Once given, a notice of redemption may not be revoked.

Questions about the redemption requirements should be directed to email address included in the attached notice of redemption.

        Expiration of Redemption Right. If we do not receive your notice of redemption by 11:00 a.m. (as described under the first bullet point in “— Redemption Requirements” above), or your confirmation of redemption by 4:00 p.m. (as described under the second bullet point in “—Redemption Requirements” above), on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your notes on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Special Calculation Provision

Business Day

        When we refer to a business day with respect to your notes, we mean a day that is a business day as defined in the accompanying prospectus.

Trading Day

        When we refer to a trading day with respect to your notes, we mean a day on which (1) the index sponsor is open for business and the index is calculated and published by the index sponsor, (2) the calculation agent in New York is open for business, (3) Goldman, Sachs & Co. is open for business in New York and (4) all trading facilities on which the index commodities are traded are open for trading.

Default Amount

        The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other

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obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

        During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

        Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

        If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

        In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

        Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

        Any of the following will be a market disruption event:

•	a material limitation, suspension, or disruption of trading in one or more futures contracts included in the index which results in a failure by the trading facility on which each applicable futures contact is traded to report a settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues, or
•	the settlement price for any futures contract included in the index is a “limit price”, which means that the settlement price for such contract for a day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility, or

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•	failure by the applicable trading facility or other price source to announce or publish the settlement price for any futures contract included in the index.

        For this purpose, “settlement price” means the official settlement price of a futures contract included in the index as published by the trading facility on which it is traded.

        As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

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USE OF PROCEEDS AND HEDGING

        We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

        In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of the index commodities, listed or over-the-counter options, futures and other instruments linked to the index or the index commodities and indices designed to track the performance of the relevant commodities markets or components of such markets on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to unwind hedging transactions we have entered into in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or the index commodities. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index commodities,
•	may take or dispose of positions in the index commodities or futures contracts relating thereto,
•	may take or dispose of positions in listed or over-the-counter options or other instruments based on the index designed to track the performance of the relevant commodities markets or components of such markets, and/or
•	may take short positions in the index commodities or other securities or instruments of the kind described above — i.e., we and/or our affiliates may sell securities, instruments or index commodities of the kind that we do not own or that we borrow for delivery to purchaser.

        We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

        In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index commodities. We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the index commodities, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index commodities or indices designed to track the performance of the relevant commodities markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount, if any, we will pay on your notes at maturity or upon redemption, as applicable. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Index or Index Commodities May Impair the Value of Your Notes” and “Additional Risk Factors Specific to Your Notes — Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above for a discussion of these adverse effects.

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THE INDEX

        The index sponsor owns the copyright and all rights to the index. The index sponsor has no obligation to continue to publish, and may discontinue publication of, the index. The consequences of index sponsor discontinuing or modifying the index are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Index” above. Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or the index sponsor. You, as an investor in your notes, should make your own investigation into the index.

S&P GSCI™ Enhanced Commodity Total Return Strategy Index

        The S&P GSCI™ Enhanced Commodity Total Return Strategy Index reflects the total returns that are potentially available through an unleveraged investment in the same futures contracts as are included in the S&P GSCI™, calculated on a basis similar to the S&P GSCI™, but modified to apply certain dynamic, timing and seasonal rolling rules as discussed below.

Value of the Index

        The value of the index on any given day is equal to the total dollar weight of the index divided by a normalizing constant that assures the continuity of the index over time. The total dollar weight of the index is the sum of the dollar weight of each of the underlying commodities. The dollar weight of the index on any given day is equal to:

•	the daily contract reference prices,
•	multiplied by the appropriate contract production weights (CPWS) and,
•	during a roll period, the appropriate “roll weights” (discussed below).

        The daily contract reference price used in calculating the dollar weight of each commodity futures contract on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the trading facility is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of the index sponsor reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 P.M. New York City time, the index sponsor may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant calculation of the value of the index.

Calculation of the Index

        The value of the index on any S&P GSCI™ business day is equal to the product of (i) the value of the index on the immediately preceding S&P GSCI™ business day multiplied by (ii) one plus the sum of the contract daily return and the Treasury bill return on the hypothetical investment in the index on the S&P GSCI™ business day on which the calculation is made multiplied by (iii) one plus the Treasury bill return on the hypothetical investment in the index for each non S&P GSCI™ business day since the immediately preceding S&P GSCI™ business day. We use the term S&P GSCI™ business day to mean each day on which the offices of the index sponsor in New York City are open for business. The value of the index has been normalized such that its hypothetical level on January 16, 1995 was 100.

        As of the date of this prospectus supplement, the index sponsor and Goldman Sachs International have entered into an arrangement under which Goldman Sachs International performs certain calculation services with respect to the index for the index sponsor for a limited amount of time. Under the arrangement, Goldman Sachs International does not have the authority to change the policies or the methodology of calculating the index in any way.

Contract Daily Return

        The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI™, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and

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the appropriate “roll weight,” divided by the total dollar weight of the index on the preceding day, minus one.

        The “roll weight” of a commodity reflects the fact that the positions in futures contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the index, like the S&P GSCI™, is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the index takes place over a number of business days during each month (referred to as a “roll period”). On each day of the roll period, the “roll weights” of the current contract expirations and the next contract expiration (the next contract as designated by the index rules) into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the index is gradually shifted from the current contract expiration to the next contract expiration (the next contract as so designated). The roll period applicable to the S&P GSCI™ occurs from the fifth to ninth S&P GSCI™ business day of the month. The index employs a modified roll period that occurs from the first to the fifth S&P GSCI™ business day of the month.

        In order to gain exposure to the longer end of the curve when the front end is in contango the index changes the standard rolling rules for the WTI crude oil and Brent crude oil contracts included in the S&P GSCI™.

        Three business days before the first day of the monthly roll period applicable to the index, the index applies the following dynamic rolling rule when determining to which new expiration a WTI crude oil futures contract or Brent crude oil futures contract is rolled:

•	If the percentage contango between the 1st and 2nd nearby WTI crude oil futures contracts is less than 0.50% (relative to the first nearby contract’s price), then the index rolls into the 2nd nearby contract expiration. Otherwise the WTI crude oil futures contract rolls into the 6th nearby contract expiration.
•	If the percentage contango between the 2nd and 3rd nearby Brent crude oil futures contracts is less than 0.50% (relative to the first nearby contract’s price), then the index rolls into the 3rd nearby contract expiration. Otherwise the Brent crude oil futures contract rolls into the 7th nearby contract expiration.

        In the event that the dynamic rolling procedure set forth in the paragraph above occurs and the contract expiration that would otherwise have been in the sixth nearby contract expiration (with respect to WTI) or seventh nearby contract expiration (with respect to Brent) is no longer listed for trading or is otherwise unavailable for trading, the procedure shall revert to the standard S&P GSCI™ procedure for rolling prior to the making of the adjustments set forth above, provided that if, in the reasonable judgment of the calculation agent, it is not practicable to revert to the standard S&P GSCI™ procedure, or reverting to such procedure would not preserve for the parties the economics of the notes, the calculation agent may determine and utilize another methodology for effecting the rolling of the WTI or Brent contract, as the case may be, that, in the reasonable judgment of the calculation agent is reasonably designed to preserve such economics.

        In addition, the index modifies the rules for rolling six other futures contracts to reflect the seasonal demand for the underlying commodity, Accordingly, the Heating Oil contract is rolled only to the December contract, the Natural Gas contract is rolled only to the January contract (such that the Heating Oil and Natural Gas will roll annually only), the Chicago Wheat contract is rolled only to the September or December contract, the Corn contract is rolled only to the July contract annually in May, the Lean Hogs contract is rolled only to the April or August contract and the Live Cattle contract is rolled only to the April or October contract.

        If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;
•	any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

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•	the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time. In that event, the index sponsor may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, the index sponsor will revise the portion of the roll accordingly; or
•	trading in the relevant contract terminates prior to its scheduled closing time.
•	If any of these conditions exist throughout the roll period, the roll with respect to the effected contract will be affected in its entirety on the next day on which such conditions no longer exist.

Hypothetical Historical Closing Levels of the Index

        The table set forth below illustrates how the index would have performed since January 1, 2005.

        The index has been calculated since March 2007. Accordingly, while the hypothetical performance table set forth below is based on the selection criteria and methodology described herein, the index was not actually calculated and published prior to that time. The value of the strategy has been normalized such that its hypothetical level on January 16, 1995 was 100.

        The hypothetical historical performance reflected in the table set forth below is based on the index criteria identified above and on actual price movements in the relevant markets on the relevant date. We cannot assure you, however, that this performance will be replicated in the future or that the hypothetical closing levels of the index will serve as a reliable indicator of its future performance.

Hypothetical Historical High, Low and Final Closing Levels of the Index

	High	Low	Last
2005
Quarter ended March 31	375.4768	297.1942	375.2561
Quaver ended June 30	388.6618	337.1676	375.1282
Quarter ended September 30	457.7597	376.7236	454.3226
Quarter ended December 31	451.9119	390.9038	423.3522
2006
Quarter ended March 31	455.8645	406.6052	443.7611
Quarter ended June 30	495.6063	441.3038	478.7926
Quarter ended September 30	497.3935	404.5671	415.4861
Quarter ended December 31	428.7628	400.4217	407.1474
2007
Quarter ended March 31	425.5700	365.6771	425.5700
Quarter ending on June 30 (Closing level on April 18, 2007)	431.9688	422.3697	422.3697

The S&P GSCI™

        The S&P GSCI™ is a proprietary index that Goldman, Sachs & Co. developed. Effective February 8, 2007, The Goldman Sachs Group, Inc. (“GS Group”) completed a transaction with Standard & Poor’s by which GS Group sold to Standard & Poor’s all of the rights of Goldman, Sachs & Co. in the S&P GSCI™ and all related indices and sub-indices, as well as certain intellectual property related to the S&P GSCI™. As of that date, therefore, Goldman, Sachs & Co. no longer owned the indices and is no longer responsible for the calculation, publication or administration of the indices, or for

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any changes to the methodology, except that Goldman, Sachs & Co. will provide Standard & Poor’s with certain support services during a limited transition period. However, all decisions with respect to the indices will be made, and the related actions will be taken, solely by Standard & Poor’s. Goldman, Sachs & Co. will have no control over any matters related to the Indices.

        The S&P GSCI™ is an index on a production-weighted basket of physical non-financial commodities that satisfy specified criteria. The S&P GSCI™ is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI™ are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI™are weighted, on a production basis, to reflect the relative significance (in the view of the index sponsor, in consultation with an advisory committee, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™ are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI™ was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCI™, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

        Set forth below is a summary of the composition of, and the methodology used to calculate, the S&P GSCI™ as of the date of this prospectus supplement. The methodology for determining the composition and weighting of the S&P GSCI™ and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI™, as described below. Standard & Poor’s makes the official calculations of the S&P GSCI™, the benchmark S&P GSCI™ Total Return Index and the index. At present, these calculations are performed continuously and are reported on Reuters Page S&P GSCI™ with respect to the S&P GSCI™ and are updated on Reuters at least once every three minutes during business hours on each S&P GSCI™ business day. The settlement price for the index is reported on Bloomberg Page SPGSCISI at the end of each S&P GSCI™ business day.

        Goldman, Sachs & Co., and certain of its affiliates will trade the contracts comprising the S&P GSCI™, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. Goldman, Sachs & Co., and certain of its affiliates may underwrite or issue other securities or financial instruments linked to the S&P GSCI™ and related indices. These activities could present certain conflicts of interest and could adversely affect the value of the S&P GSCI™ and the Index. There may be conflicts of interest between you and Goldman, Sachs & Co. See “Risk Factors—Trading and other Transactions by Goldman, Sachs & Co. relating to the Index and commodity futures contracts and the underlying commodities may adversely affect the value of your notes” and “There may be conflicts of interest between you and Goldman, Sachs & Co.”

        In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, the methodology for determining the composition of the S&P GSCI™ and its sub-indices has been modified in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the S&P GSCI™ methodology now provides for the inclusion of contracts traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading platform. Standard & Poor’s, in consultation with its advisory committee, will continue to monitor developments in the trading markets and will announce the inclusion of additional contracts, or further changes to the S&P GSCI™ methodology, in advance of their effectiveness.

Composition of the S&P GSCI™

        In order to be included in the S&P GSCI™ a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.
•	The contract must:

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•	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;
•	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and
•	be traded on a trading facility which allows market participants to execute spread transactions through a single order entry between pairs of contract expirations included in the S&P GSCI™ that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods.

        The commodity must be the subject of a contract that:

•	is denominated in U.S. dollars;
•	is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:
•	makes price quotations generally available to its members or participants (and to Standard & Poor’s) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;
•	makes reliable trading volume information available to Standard & Poor’s with at least the frequency required by Standard & Poor’s to make the monthly determinations;
•	accepts bids and offers from multiple participants or price providers; and
•	is accessible by a sufficiently broad range of participants.

        The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI™. In appropriate circumstances, however, Standard & Poor’s, in consultation with its advisory committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

        At and after the time a contract is included in the S&P GSCI™, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if Standard & Poor’s is not such a member or participant, to Standard & Poor’s) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

        For a contract to be eligible for inclusion in the S&P GSCI™, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

        A contract that is:

•	not included in the S&P GSCI™ at the time of determination and that is based on a commodity that is not represented in the S&P GSCI™ at such time must, in order to be added to the S&P GSCI™ at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the

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last day of each month during the period.
•	A contract that is already included in the S&P GSCI™ at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI™ must, in order to continue to be included in the S&P GSCI™ after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.
•	A contract that is not included in the S&P GSCI™ at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ at such time must, in order to be added to the S&P GSCI™ at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least U.S. $30 billion.
•	A contract that is already included in the S&P GSCI™ at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ at such time must, in order to continue to be included in the S&P GSCI™ after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

        A contract that is:

•	already included in the S&P GSCI™ at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI™ and each contract’s percentage of the total is then determined.
•	A contract that is not included in the S&P GSCI™ at the time of determination must, in order to be added to the S&P GSCI™ at such time, have a reference percentage dollar weight of at least 1.00%.

        In the event that two or more contracts on the same commodity satisfy the eligibility criteria:

•	such contracts will be included in the S&P GSCI™ in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI™ attributable to such commodity exceeding a particular level.
•	If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI™ attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI™ attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI™ attributable to it.

        The contracts currently included in the S&P GSCI™ are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the International Petroleum Exchange (“IPE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Coffee, Sugar & Cocoa Exchange, Inc. (“CSC”), the New York Cotton Exchange (“NYC”), the Kansas City Board of Trade

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(“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”). The futures contracts currently included in the S&P GSCI™, their percentage dollar weights (“PDW”), their market symbols, the exchanges on which they are traded and their contract production weights for 2007 are:

Trading Facility	Commodity (Contract)	2007 Contract Production Weight (CPW)

CBT	Wheat (Chicago Wheat)	15780.51
KBT	Wheat (Kansas Wheat)	5505.581
CBT	Corn	24061.91
CBT	Soybeans	6365.684
CSC	Coffee “C”	16286.43
CSC	Sugar #11	309190.4
CSC	Cocoa	3.2188
NYC	Cotton #2	42063.77
CME	Lean Hogs	59656.22
CME	Cattle (Live Cattle)	77822.17
CME	Cattle (Feeder Cattle)	15302.12
NYM	Oil (No 2 Heating Oil, NY)	82735.08
ICE	Oil (Gasoil)	231.3952
NYM	Oil (RBOB)	19369.38
NYM	Oil (WTI Crude Oil)	14323.18
ICE	Oil (Brent Crude Oil)	5852.833
NYM	Natural Gas	28946.93
LME	High Grade Primary Aluminum	33.1836
LME	Copper - Grade A	15.18
LME	Standard Lead	6.594
LME	Primary Nickel	1.152
LME	Special High Grade Zinc	9.302
CMX	Gold	83.14184
CMX	Silver	584.5006

        The quantity of each of the contracts included in the S&P GSCI™ is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, Standard & Poor’s, in consultation with its advisory committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

        The five-year moving average is updated annually for each commodity included in the S&P GSCI™, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI™ are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

        In addition, Standard & Poor’s performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI™ is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI™ to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI™ will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, Standard & Poor’s reevaluates the composition of the S&P GSCI™, in consultation with its advisory committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI™. Commodities included in the S&P GSCI™and its sub-indices which no longer satisfy such criteria, if any, will be deleted.

        Standard & Poor’s, in consultation with its advisory committee, also determines whether

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modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI™are necessary or appropriate in order to assure that the S&P GSCI™ represents a measure of commodity market performance. Standard & Poor’s has the discretion to make any such modifications, in consultation with its advisory committee.

Contract Expirations

        Because the S&P GSCI™ is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the S&P GSCI™ and, as a result thereof, in a sub-index for each commodity during a given year are designated by Standard & Poor’s, in consultation with its advisory committee, provided that each such contract must be an “active contract”. An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

         If a trading facility deletes one or more contract expirations, the S&P GSCI™ will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by Standard & Poor’s. If a trading facility ceases trading in all contract expirations relating to a particular contract, Standard & Poor’s may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI™. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI™. If that timing is not practicable, Standard & Poor’s will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

License

        We and our affiliates have a non-exclusive license from Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc. to use the S&P GSCI™ in connection with the offered notes.

        THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR’S AND ITS AFFILIATES (“S&P”). S&P MAKES NO REPRESENTATION, CONDITION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF THE S&P GSCI™ ENHANCED COMMODITY TOTAL RETURN STRATEGY INDEX TO TRACK GENERAL MARKET PERFORMANCE. S&P’S ONLY RELATIONSHIP TO THE ISSUER IS THE LICENSING OF CERTAIN TRADEMARKS AND TRADE NAMES AND OF THE S&P GSCI™ ENHANCED COMMODITY TOTAL RETURN STRATEGY INDEX WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO THE ISSUER OR THE NOTES. S&P HAS NO OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR THE OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE S&P GSCI™ ENHANCED COMMODITY TOTAL RETURN STRATEGY INDEX. S&P IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE PRICES AND AMOUNT OF THE NOTES OR THE TIMING OF THE ISSUANCE OR SALE OF THE NOTES OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE TO BE REDEEMED. S&P HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING, OR TRADING OF THE NOTES.

        S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI™ ENHANCED COMMODITY TOTAL RETURN STRATEGY INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, CONDITION OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE

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ISSUER, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER EXPRESS OR IMPLIED WARRANTY OR CONDITION WITH RESPECT TO THE S&P GSCI™ ENHANCED COMMODITY TOTAL RETURN STRATEGY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) RESULTING FROM THE USE OF THE S&P GSCI™ ENHANCED COMMODITY TOTAL RETURN STRATEGY INDEX OR ANY DATA INCLUDED THEREIN, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

        The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders.

        The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc.

        This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to United States federal income tax regardless of its source; or
•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	a tax exempt organization;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a person whose functional currency for tax purposes is not the U.S. dollar.

        Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

        Your notes should be characterized for all purposes as a forward contract to purchase the index at the stated maturity date, for which payment was made on the issue date. You will be obligated pursuant to the terms of the notes —in the absence of an administrative determination or judicial ruling to the contrary — to characterize your notes for all tax purposes as a forward contract to purchase the index at the stated maturity date, for which payment was made on the issue date.

        If your notes are characterized as described above, your tax basis in your notes generally would equal your cost for your notes. Upon the sale, redemption or maturity of your notes, you would recognize gain or loss equal to the difference between the amount realized on the sale, redemption or maturity and your tax basis in your notes. The gain or loss generally would be short-term capital gain or loss if you hold the notes for one year or less and would be long-term capital gain or loss if you hold the notes for more than one year. If you purchase your notes in the initial offering and do not sell or redeem your notes before the maturity date, you would generally recognize long-term capital gain or loss equal to the difference between the

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amount of cash received at maturity and your tax basis in the notes.

        There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations.

        Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

        If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your notes. In general, if you purchase your notes on the original issue date, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes.

        If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

        If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

        It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. In addition, it is possible that any gain or loss you recognize upon sale or maturity of your notes would be treated as ordinary gain or loss.

Backup Withholding and Information Reporting

        Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

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EMPLOYEE RETIREMENT INCOME SECURITY ACT

        This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

        The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

        The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 0.10% of the face amount.

        In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

        In addition, we may, from time to time, in our sole discretion, choose to “reopen” the offered notes having the same terms set forth in this prospectus supplement, as described under “Description of Notes We May Offer — Amounts That We May Issue” in the accompanying prospectus supplement and under “Description of Debt Securities We May Offer — We May Issue Many Series of Debt Securities” in the accompanying prospectus.

        Application will be made to list the offered notes on the New York Stock Exchange; however, no assurance can be given as to the approval of the notes for listing or, if listed, the continuation of the listing for the life of the offered notes, or the liquidity or trading market for the offered notes. If the application to list the offered notes is approved and an active secondary market in the offered notes develops, we expect that investors will purchase and sell the offered notes primarily in such secondary market.

S-42

Annex A

FORM OF NOTICE OF REDEMPTION

To: [          @gs.com]

Subject: Index-Linked Notes due 2037 (Linked to the S&P GSCI™ Enhanced Commodity Total Return Strategy Index), issued by The Goldman Sachs Group, Inc.

The undersigned hereby irrevocably elects to exercise the redemption right described in the prospectus supplement no.    , dated            , 2007.

Name of holder: [         ]

Number of notes to be redeemed: [          ]

Applicable valuation date: Thursday, [        ], 20[  ]

Contact Name: [          ]

Telephone #: [        ]

Acknowledgement: I acknowledge that the notes specified above will not be redeemed unless all of the requirements specified in the prospectus supplement relating to the notes are satisfied.

S-43

Annex B

CONFIRMATION OF REDEMPTION

Dated:
Goldman, Sachs & Co.

Goldman Sachs International, as Calculation Agent

Fax: [         ]

Dear Sirs:

        The undersigned holder of The Goldman Sachs Group Inc.’s $        Medium-Term Notes, Series B, Index-Linked Notes (Linked to the S&P GSCI™ Enhanced Commodity Total Return Strategy Index) CUSIP No.       , redeemable for a cash amount based on the S&P GSCI™ Enhanced Commodity Total Return Strategy Index (the “Notes”) hereby irrevocably elects to exercise, on the Redemption Date of             , with respect to the number of the Notes indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Notes (the “Prospectus Supplement”). Terms not defined herein have the meanings given to such terms in the Prospectus Supplement.

        The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Notes (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of Notes specified below at a price per Note equal to the redemption value, facing          and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Notes surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

(You must redeem at least 50,000 Notes at one time in order to exercise your right to redeem your Securities on any Redemption Date.)

S-44

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

Page
Summary Information	S-2
Q&A	S-4
Additional Risk Factors Specific to Your Notes	S-14
Specific Terms of Your Notes	S-21
Use of Proceeds and Hedging	S-29
The Index	S-30
Supplemental Discussion of Federal Income Tax
Consequences	S-39
Employee Retirement Income Security Act	S-41
Supplemental Plan of Distribution	S-42
Form of Notice of Redemption	S-43
Confirmation Of Redemption	S-44

Prospectus Supplement dated December 5, 2006
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	66
Description of Capital Securities and Related
Instruments	66
Description of Capital Stock of The Goldman Sachs
Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in
Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or
Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private
Litigation Reform Act of 1995	140

$

The Goldman Sachs Group, Inc.

Index-Linked Notes due 2037
(Linked to the S&P GSCI™ Enhanced
Commodity Total Return Strategy Index)

Medium-Term Notes, Series B

Goldman, Sachs & Co.